AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
2012 Omnibus Incentive Plan

Form of Performance Unit Award Agreement

You have been selected to receive a grant of Performance Units pursuant to the American Axle Manufacturing & Holdings, Inc. 2012 Omnibus Incentive Plan (the “Plan”) as specified below:
Participant: ___________________________________________________________________________________
Grant Date: ___________________________________________________________________________________
Number of Performance Units Granted: Threshold: _______ Target: _______ Maximum: _______
Performance Period: ___________________________________________________________________________

          THIS AWARD AGREEMENT (the “Agreement”), is made effective as of the Grant Date, as specified above, between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and the Participant.
          RECITALS:
          A. The Company has adopted the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan (the “Plan”). The Plan is incorporated in and made a part of this Agreement. Capitalized terms that are not defined in this Agreement have the same meanings as in the Plan; and
          B. The Compensation Committee of the Board of Directors (the “Committee”) determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.
          The parties agree as follows:
          1. Grant of the Award and Performance Period. The Company grants to the Participant, on the terms and conditions set forth in this Agreement, a Performance Unit award (the “Award”) with a target opportunity as specified above (the “Target Award Opportunity”), with each Performance Unit being equivalent to a fixed amount of $1.00, for the Performance Period specified above.
2. Performance Measure and Performance Goals. The performance measure under this Award shall be the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). The performance measure under this Award shall relate to the achievement of certain performance goals (i.e. threshold, target and maximum) based on the thirty-three (33) month cumulative EBITDA as a percentage of net sales over the specified Performance Period, as calculated below:
33 Month Cumulative EBITDA % = Sum of EBITDA Over 33 Months
Sum of Net Sales Over 33 Months

The Participant shall earn the percentage of the Target Award Opportunity that corresponds to the achieved performance goal for the Performance Period as set forth below:

Achieved Performance Goal	33 Month Cumulative EBITDA	% of Target Award Opportunity Earned
No Payout	<10%	—%
Threshold	10%	25%
Target	12%	100%
Maximum	15% or higher	200% (capped)

Linear interpolation shall be used to determine the percent of Target Award Opportunity earned above the threshold or below the maximum, in the event that the Company’s three-year cumulative EBITDA falls between the percentages listed in the chart above.
          3. Determination of the Award. Subject to the Plan and this Agreement, the Participant’s earned Award for the Performance Period shall equal the product of: (a) the Participant’s Target Award Opportunity and (b) the percent of Target Award Opportunity earned as determined in Section 2 above. Performance below Threshold will result in no payout, and performance above Maximum will result in a payout capped at the maximum 200%. The Committee shall have the sole authority to calculate the Participant’s earned Award.
4. Form and Timing of Award. Subject to the approval of the Committee, payment of the Participant’s earned Award, if any, shall be made in cash, in a single lump sum, in the following manner:
(a) Timing: The participant shall receive payment of his or her earned award no later than the fifteenth (15th) day of the third month following the end of the Performance Period (“Payment Date”), provided that the Participant has been continuously employed by the Company through the end of the Performance Period, until and including the Payment Date.
(b) Impact of Employment Termination: If the Participant’s employment is terminated during the Performance Period due to death, Disability, or Retirement, or by the Company other than for “Cause,” then the Participant shall be entitled to be paid a pro rata Award, as determined under this subparagraph (b). The pro rata Award shall equal the product of (x) and (y) where (x) is the Award the Participant would have earned based on actual performance measured as of the end of the quarterly reporting period that includes the date through which the Participant was employed by the Company and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Performance Period. Any payouts shall be made as soon as is practical following such payout determination but no later than the the fifteenth (15th) day of the third month following the end of the quarterly reporting period that includes the date of termination of the Participant’s employment.
(c) Impact of a Change in Control: In the event of a Change in Control of the Company, the Participant shall be entitled to be paid a pro rata award, as determined under this subparagraph (c). The pro rata award shall be equal to the product of (x) and (y), where (x) is the Award the Participant would have earned based on actual performance measured as of the end of the quarterly reporting period that includes the occurrence of the Change in Control and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) prior to the occurrence of the Change in Control, and the denominator of which is the number of months in the Performance Period. Any payouts shall be made as soon as is practical following such payout determination but no later than the the fifteenth (15th) day of the third month following the end of the quarterly reporting period that includes the date of the occurrence of a Change in Control.
(d) Definition of “Change in Control:” For purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following:

(1)
Any Person acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(2)
Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(3)
A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of appointment or elections; or

(4)
Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(e) Definition of “Disability:” For purposes of this Agreement, “Disability” means either of the following:
(1) Inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(2) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
(f) Definition of “Cause:” For purposes of this Agreement, "Cause" means (i) neglect of or willful and continuing refusal of the Participant to perform his or her duties with the Company (other than due to Disability), (ii) a breach of any non-competition or "no raid" covenants to which the Participant is subject, (iii) engaging in conduct which is demonstrably injurious to the Company, the Company's Subsidiaries or Affiliates (including, without limitation, a breach of any confidentiality covenant to which the Participant is subject), or (iv) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, dishonesty or theft, in each case as determined in the sole discretion of the Company. If an employment agreement between the Company and the Participant is in effect on the Grant Date, "Cause" has the meaning, if any, defined in the employment agreement.
(g) Definition of “Retirement:” For purposes of this Agreement, “Retirement” means the Participant’s voluntary resignation at any time (i) after attaining age 65, or (ii) after attaining age 55 but prior to age 65 with ten or more years of continuous service with the Company.
(h) Forfeiture. Except as otherwise expressly stated in Section 4(b), if the Participant’s employment with the Company terminates for any reason, prior to the end of the Performance Period, then the Participant shall not be entitled to the payment of any Award hereunder.

5. Discretion to Adjust Performance Measures and Performance Goals. In calculating the Participant’s Award under this Agreement, the Committee, in its sole discretion, may exclude certain special items from EBITDA in accordance with the Plan.
6. No Right to Continued Employment or Further Awards.
(a) Neither the Plan nor this Agreement shall (i) alter the Participant’s status as an “at will” employee of the Company and its Subsidiaries, (ii) be construed as giving the Participant any right to continue in the employ of the Company and its Subsidiaries or (iii) be construed as giving the Participant any right to be reemployed by the Company and its Subsidiaries following any termination of employment. The termination of employment provisions in this Agreement only apply to the treatment of the Award as specified herein and shall not otherwise affect the Participant’s employment relationship.
(b) The Company has granted the Award to the Participant in its sole discretion. Neither this Agreement nor the Plan confers on the Participant any right or entitlement to receive another Award, or any other similar award at any time in the future or in respect of any future period. The Award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company's discretion to determine the amount, if any, of the Participant's compensation.
7. Transferability.
(a) The Award shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered into by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.
(b) Except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
8. Withholding. Subject to the Plan, the Company may require any individual entitled to receive a payment of an Award to remit to the Company prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.
9. Notices. Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.
10. Governing Law. The interpretation, performance and enforcement of the Award and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect.

11. Award Subject to Plan.
(a) The Award is granted subject to the Plan and to such rules and regulations the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.
(b) To the extent of any inconsistencies between the Plan and this Agreement, the Plan shall govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (wherether oral or written, express or implied) that relate to the subject matter hereof.
(c) The Committee may terminate, amend, or modify or suspend the Plan and amend or modify this Agreement ; provided, however, that no termination, amendment, modification or suspension shall materially and adversely affect the Participant’s rights under this Agreement, without the Participant’s written consent.
  12. Section 409A. The Award is not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 12 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Award will not be subject to taxes, interest and penalties under Section 409A.
13. Recoupment. The Participant’s earned Award shall be subject to any clawback, recoupment or similar policy as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.
14. Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

15. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
16. Signature in Counterparts. This Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.
By:
Name:
Title:
Agreed and acknowledged
as of the Date of Grant:

{Insert Participant Name}